UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2009

STAAR Surgical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11634 (Commission File Number)	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Ave, Monrovia, California (Address of principal executive offices)		91016 (Zip Code)

Registrant’s telephone number, including area code:	626-303-7902

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 23, 2009, the Company’s application for stay of judgment in the case Parallax Medical Systems, Inc. v. STAAR Surgical Company was granted by the California Superior Court, County of Orange.  Judgment based on the verdict was also entered on the same date.  The court has stayed execution of the judgment and collection of damages until after the completion of post-trial motions and the deadline to file notice of appeal, which is a period of approximately three months.  During this period, the Company intends to contest the outcome of this case through post-trial proceedings and, if necessary, to arrange resources to pursue appeal and to secure a bond for the amount of damages included in final judgment. The Company believes that the Parallax case was incorrectly decided as to liability, the amount of compensatory damages and the appropriateness and amount of punitive damages.

Safe Harbor

All statements in this report that are not statements of historical fact are forward-looking statements, including any statements of the intent, plans, strategies or objectives of management, and including any statements regarding the Company’s intent to contest the Parallax judgment.  These forward-looking statements are subject to risks and uncertainties, including the risk that post-trial motions or appeal may be denied or, if granted, may result in further proceedings that give limited or no relief.  If the Company is unable to obtain additional capital to satisfy the judgment or post an appeal bond before the expiration of the stay, the Company could be required to petition for protection under federal bankruptcy laws, which could further impair its financial position and liquidity, and would likely result in a default of its other debt obligations.  STAAR’s risks related to litigation and its other material risks affecting the outcome of forward-looking statements are described in its Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the caption "Risk Factors."  STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 25, 2009	STAAR Surgical Company By: /s/Barry G. Caldwell Name: Barry G. Caldwell Title: President and Chief Executive Officer